Exhibit 99.2

July 5, 2011

CytRx Corporation

154 Technology Parkway

Technology Park/Atlanta

Norcross, GA 30092

Attention: President and Chief Executive Officer

Re:	License Agreement dated December 7, 2001 (the “Agreement”) between Vical Incorporated (“Vical”) and CytRx Corporation (“CytRx”)

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) confirms the understanding of Vical, Astellas Pharma Inc. (“Partner”) and CytRx regarding certain matters relating to the Agreement. Capitalized terms used but not otherwise defined in this Letter Agreement shall have the meanings provided in the Agreement.

The parties acknowledge that Vical intends to grant to Partner a sublicense under the licenses granted by CytRx to Vical under the Agreement (a “Sublicense”). The Sublicense will grant Partner exclusive worldwide rights to develop and commercialize certain products in a specified field.

The parties hereby agree that, during the term of the Sublicense, if CytRx terminates the Agreement pursuant to Section 7.3.1(a) or Section 7.3.1(b) thereof, the Sublicense (if such Sublicense is still in effect at the time of such termination) will survive such termination and will, automatically upon such termination, become a direct license from CytRx to Partner on the same terms and conditions as set forth in the Agreement. In the event a direct license from CytRx to Partner is formed, Partner will within ten (10) business days affirmatively, in writing, acknowledge its’ obligations under the license that is being assumed with CytRx. Upon assumption of the Agreement, Partner will have thirty (30) days to cure any outstanding breach caused by Vical. In no event shall Vical be obligated to make any payments to CytRx following termination of the Agreement as a result of the practice by Partner or any sublicensee of Partner under such direct license from CytRx.

Partner shall provide to Vical and CytRx a copy of all sublicense agreements with any third party pertaining to CytRx Intellectual Property within 30 days of execution, with the financial terms redacted, but shall not be obligated to provide any such agreements with Partner’s affiliates.

Except as specifically amended by this Letter Agreement, the terms and conditions of the Agreement shall remain in full force and effect. CytRx and Vical hereby agree that the Agreement, as amended by this Letter Agreement, constitutes the final, complete and exclusive agreement of the parties with respect to the subject matter thereof and hereof and supersedes all prior understandings and agreements relating to such subject matter. This Letter Agreement may be executed in three counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing is acceptable to you, please sign and date this Letter Agreement in the space provided below and return it to me.

Sincerely,

VICAL INCORPORATED

By:	/s/ Vijay B. Samant
Vijay B. Samant
President and Chief Executive Officer

Agreed to and accepted this      day of June, 2011:

CYTRX CORPORATION

By:	/s/ Steven A. Kriegsman
Name:	Steven A. Kriegsman
Title:	President and CEO

Astellas Pharma Inc.

By:	/s/ Yoshihiko Hatanaka
Name:	Yoshihiko Hatanaka
Title:	President and CEO

Address for notice:

Astellas Pharma Inc.

3-11, Nihonbashi-Honcho 2-chome

Chuo-Ku, Tokyo 103-8411

Japan

Attn: Vice President, Legal

Fax: +81-3-3244-5811